EX-33.4
(logo) PAUL FINANCIAL, LLC
A Mortgage Banking Company

Management's Asessment

Management of the Company is responsible for assessing compliance with the applicable servicing criteria set forth in Item ll22(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of residential mortgage-backed security transactions (the Platform), except for servicing criteria in Item 1122(d)(3)(i)C, I 122(d)(4)(i)-(ii), and 1122(d)(4)(xv),
which the Company has determined is not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2007. Appendix A identifies the individual asset-backed securities defined by management as constituting the Platform.

The Company's management has assessed the effectiveness of the Company's compliance with the applicable servicing criteria as of and for the year ended December 31, 2007. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph(d) of Item 1122 of Regulation AB.

With respect to servicing criterion Item 1122(d)(4)(xi), management has engaged a vendor to perform the activities required by this servicing criterion. The Company's management has determined that this vendor is not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company's management has elected to take responsibility for assessing compliance with the servicing criterion applicable to the vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Avai1able Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, management has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criterion applicable to it. The Company's management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criterion.

Our assessment of compliance disclosed the following material noncompliance with servicing criterion 1122(d)(1)(i), as applicable to the Company for the year ended December 31, 2007. The Company did not monitor and notify parties as required in the transactions agreements that an event of default had occurred with respect to the Company.

Based on such assessment, management believes that except for the instance of material noncompliance described above, as of and for the year ended December 31, 2007, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform.

The Company sold servicing associated with one of the transactions within the Platform on December 20, 2007 to Lehman Brothers Holdings Inc.(Purchaser).
The transaction for which servicing was sold to the Purchaser is identified in Appendix A. At the date of the purchase, the Purchaser became the successor servicer for this transaction. The Company continued sub-servicing the loans for the Purchaser under the purchase agreement and servicing was transferred to the Purchaser on February 1, 2008.

The Company has received actions from its lender that events of default have occurred as defined in the Company's lending agreements. As a result, all amounts are currently due and no additional loans will be financed in the future under the lending arrangements. As a result, due to the lack of liquidity, the Company has elected to cease accepting loan applications from prospective borrowers. This lack of liquidity may have a material and adverse impact on the Company's ability to fulfill its existing loan servicing obligations, including those associated with the Platform.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the applicable servicing criteria as of and for the year ended December 31, 2007.


/s/ Dennis Tussey
Dennis Tussey
Executive Vice President
March 26, 2008

1401 Los Gamos Drive, San Rafael, CA 94903


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(logo) PAUL FINANCIAL, LLC
A Mortgage Banking Company

Paul Financial, LLC
Management's Assessment
Appendix A

Individual asset-backed securities identified by management as constituting the Platform:

Luminent Mortgage Trust 2006-2
Luminent Mortgage Trust 2006-3
Luminent Mortgage Trust 2006-4
Lehman Capital Group 2006-14N (See note)
HarborView Mortgage Trust 2006-8
HarborView Mortgage Trust 2007-6
HarborView Mortgage Trust 2007-7

Note: Servicing associated with Lehman Capital Group 2006-14N was sold to Lehman Brothers Holdings Inc. on December 20, 2007 with a final transfer date of February 1, 2008.